Exhibit 10.3

Cascade Corporation Stock Appreciation Rights and Restricted Stock Plan

RESTRICTED STOCK AGREEMENT

(Director)

This RESTRICTED STOCK AGREEMENT (this “Agreement”) is between Cascade Corporation (“Cascade”), and                             (“Participant”), and is effective as of                                   (the “Grant Date”).

1.             Grant of Restricted Stock.  Cascade hereby grants to Participant all right, title and interest in the record and beneficial ownership of            shares (the “Restricted Stock”) of Cascade’s common stock (“Common Stock”), pursuant to the Cascade Corporation Stock Appreciation Rights and Restricted Stock Plan as amended effective June 5, 2007 (the “Plan”).  The Restricted Stock is granted subject to the conditions and restrictions set forth in this Agreement and the provisions of the Plan, which is incorporated herein.  All references to specified sections pertain to sections of this Agreement unless otherwise specifically stated.

2.             Custody of Restricted Stock.  Cascade shall issue a certificate or certificates for such number of shares of Restricted Stock (or shall otherwise cause such shares to be credited to an account on behalf of Participant) as are required to be issued and delivered under this Agreement. The shares of Restricted Stock are not transferable and shall be retained by Cascade, subject to the provisions of the Plan and this Agreement, until such times as the applicable restrictions on the transfer of such shares expire or otherwise lapse and the other conditions of the Plan and this Agreement have been satisfied.  Participant shall execute such stock transfer documents as Cascade may request to permit Cascade to transfer shares in the event of forfeiture as provided by Section 3.

3.             Risk of Forfeiture.  Should Participant’s service as a member of Cascade’s Board of Directors (“Director”) terminate prior to the expiration of any of the vesting periods set forth in Paragraph 4, Participant shall forfeit the right to receive the Restricted Stock that would otherwise have vested at the expiration of such periods.  Shares of Restricted Stock that have been forfeited shall no longer be outstanding, and shall be returned to Cascade’s authorized but unissued shares.

4.             Vesting Periods.  The shares of Restricted Stock subject to this Agreement shall vest in 25% increments upon Participant’s continued service as a Director twelve months, twenty-four months, thirty-six months and forty-eight months after the Grant Date, and shall be fully vested upon the Director’s death or having reached such mandatory retirement age as may have been established for Directors.  The number of shares vesting as of the first increment shall be adjusted to the extent necessary to assure that no fractional shares vest at the expiration of any period.

5.             Ownership Rights.  Subject to the restrictions set forth herein and in the Plan, Participant is entitled to all voting and ownership rights applicable to the Restricted Stock, including the right to receive any dividends that may be paid on Restricted Stock, whether or not vested.

6.             Reorganization of Cascade.  The existence of this Agreement shall not affect in any way the right or power of Cascade or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Cascade’s capital structure or its business, or any merger or consolidation of Cascade or issue any debt instruments or prior preference stock ahead of or affecting the Restricted Stock or the rights thereof, or the dissolution or liquidation of Cascade, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.             Adjustment of Shares.  In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving Cascade (“Recapitalization Events”), then for all purposes references herein to Common Stock or to Restricted Stock shall mean and include all securities or other property (other than cash) that holders of Common Stock of Cascade are entitled to receive in respect of Common Stock by reason of each successive Recapitalization Event, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the underlying Restricted Stock.

8.             Certain Restrictions.  By accepting the Restricted Stock, Participant agrees that if at the time of delivery of certificates for shares of Restricted Stock issued hereunder any sale of such shares is not covered by an effective registration statement filed under the Securities Act of 1933 (the “Act”), Participant will acquire the Restricted Stock for Participant’s own account and without a view to resale or distribution in violation of the Act or any other securities law, and upon any such acquisition Participant will enter into such written representations, warranties and agreements as Cascade may reasonably request in order to comply with the Act or any other securities law or with this Agreement.  Certificates representing shares issued pursuant to this Agreement shall bear restrictive legends evidencing the restrictions imposed by this Agreement.

9.             Nontransferability of Award.  This Award is not transferable.  No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, or other liabilities of Participant.

10.           Amendment and Termination. This Agreement may be amended or modified only in writing signed by the parties.  No amendment or termination of the Plan may adversely affect Participant’s rights under this Agreement.

11.           Withholding of Taxes. Participant agrees to pay to Cascade an amount sufficient to provide for any withholding or similar tax liability imposed on Cascade in connection with or with respect to Participant’s shares of Restricted Stock.  Should Participant elect to be taxed pursuant to Section 83(b) of the Internal Revenue Code, Participant shall notify Cascade in writing within 30 days of the making of such election.

12.           No Guarantee of Tax Consequences. Cascade makes no commitment or guarantee as to the tax treatment applicable to the Restricted Stock under the laws of any jurisdiction.

13.           Severability. In the event that any provision of this Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of this Agreement and this Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

14.           Governing Law. The Agreement shall be construed in accordance with the laws of the State of Oregon.

DATED effective                            .

CASCADE CORPORATION	PARTICIPANT

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